                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              LSI LOGIC CORPORATION

                           LSI MERGER SUBSIDIARY, INC.

                              MINT TECHNOLOGY, INC.

                                       AND

                                  MARY ALBANESE

                           DATED AS OF JULY 27, 1997

                                TABLE OF CONTENTS

                                                                                                PAGE

ARTICLE I - THE MERGER...........................................................................2

        1.1    The Merger........................................................................2
        1.2    Effective Time....................................................................2
        1.3    Effect of the Merger..............................................................2
        1.4    Articles of Incorporation; Bylaws.................................................2
        1.5    Directors and Officers............................................................2
        1.6    Capital Stock Contribution by Holder..............................................3
        1.7    Escrow of Portion of Cash Consideration...........................................3
        1.8    Effect on Capital Stock...........................................................3
        1.9    No Further Ownership Rights in Mint Capital Stock.................................4
        1.10   Conversion of Capital Stock of Merger Sub.........................................4
        1.11   Taking of Necessary Action; Further Action........................................4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF MINT AND HOLDER...................................5

        2.1    Representations and Warranties of Mint and Holder.................................5

ARTICLE III -REPRESENTATIONS AND WARRANTIES OF THE HOLDER.......................................17

        3.1    Additional Representations and Warranties of the Holder..........................17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF LSI AND MERGER SUB...............................18

        4.1    Representations and Warranties of LSI and Merger Sub.............................18

ARTICLE V - COVENANTS OF THE HOLDER AND MINT....................................................19

        5.1    Operation of Business............................................................19
        5.2    Preservation of Business.........................................................20
        5.3    Satisfaction of Conditions; General..............................................20
        5.4    Full Access......................................................................20
        5.5    Notice of Developments...........................................................20
        5.6    Exclusivity; Acquisition Proposals...............................................20
        5.7    Confidentiality..................................................................21
        5.8    Expenses.........................................................................21
        5.9    Public Announcements.............................................................21
        5.10   FIRPTA Certificates..............................................................21
        5.11   Option Plan......................................................................21

        5.12   Contribution to Capital..........................................................22
        5.13   Exercise of Options..............................................................22
        5.14   Grant of Options. ...............................................................22
        5.15   Bonus Plan.......................................................................22
        5.16   Tax Matters......................................................................22
        5.17   S Status.........................................................................23
        5.18   After Tax Earnings...............................................................23
        5.19   Shareholder Consent..............................................................23
        5.20   Cooperation......................................................................23

ARTICLE VI - COVENANTS OF LSI...................................................................23

        6.1    Satisfaction of Conditions; General..............................................23
        6.2    Confidentiality..................................................................24
        6.3    Expenses.........................................................................24
        6.4    Registration Statement on Form S-8...............................................24
        6.5    Public Announcement..............................................................24
        6.6    NYSE Listing.....................................................................24
        6.7    Notice of Developments...........................................................24

ARTICLE VII - CONDITIONS PRECEDENT..............................................................25

        7.1    Conditions to Each Party's Obligations to Effect the Acquisition.................25
        7.2    Conditions to Obligations of LSI.................................................25
        7.3    Conditions to Obligations of Mint and the Holder.................................26

ARTICLE VIII - INDEMNIFICATION..................................................................27

        8.1    Survival of Representations, Warranties, Covenants and Agreements................27
        8.2    Indemnification of LSI...........................................................27
        8.3    Indemnification of Holder........................................................28
        8.4    Indemnification Threshold and Limitations........................................28
        8.5    Escrow Fund......................................................................28
        8.6    Escrow Period....................................................................29
        8.7    Procedures with Respect to Third-Party Claims....................................29
        8.8    Procedure For Indemnification....................................................30
        8.9    Objections to Claims.............................................................30
        8.10   Resolution of Conflicts; Arbitration.............................................30
        8.11   Order of Distribution of Funds...................................................31

ARTICLE IX - GENERAL PROVISIONS.................................................................31

        9.1    Termination, Amendment and Waiver................................................31
        9.2    Effect of Termination............................................................31
        9.3    Amendment........................................................................32
        9.4    Extension; Waiver; Delay or Omission.............................................32
        9.5    Notices..........................................................................32
        9.6    Counterparts.....................................................................33
        9.7    Entire Agreement.................................................................33
        9.8    No Transfer......................................................................33
        9.9    Severability.....................................................................33
        9.10   Other Remedies...................................................................34
        9.11   Further Assurances...............................................................34
        9.12   Absence of Third-Party Beneficiary Rights........................................34
        9.13   Mutual Drafting..................................................................34
        9.14   Governing Law....................................................................34

                               INDEX OF SCHEDULES


SCHEDULE                     DESCRIPTION
--------                     -----------

2.1 Exceptions to Representations and Warranties of Mint

2.1(b)                       Capital Stock Ownership

2.1(d)                       Consents

2.1(i)                       Material Adverse Change

2.1(j)                       Liabilities of Mint

2.1(l)                       Benefit Plans

2.1(m)                       Major Contracts

2.1(p)                       Technology; Intellectual Property

2.1(q)                       Leases; Equipment

2.1(s)                       Insurance

2.1(u)                       Key Employees

4.1 Exceptions to Representations and Warranties of LSI and Merger Sub

5.18                         After Tax Earnings

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

                                INDEX OF EXHIBITS


EXHIBIT               DESCRIPTION

Exhibit A             Escrow Agreement

Exhibit B             Albanese Employment and Non-competition Agreement

Exhibit C             Proprietary Information and Invention Agreement

Exhibit D             Key Employees' Employment and Non-competition Agreement

Exhibit E             Consent to Amendment of Option Agreement

                          AGREEMENT AND PLAN OF MERGER



        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July ____, 1997 by and among LSI Logic Corporation, a Delaware corporation ("LSI"); LSI Merger Subsidiary, Inc., a Massachusetts corporation and a wholly-owned subsidiary of LSI ("Merger Sub"); Mint Technology, Inc., a Massachusetts corporation ("Mint"); and Mary Albanese, the sole shareholder of Mint and a signatory hereto (the "Holder").

                                    RECITALS

        A. The Boards of Directors of each of Mint, LSI and Merger Sub believe it is in the best interests of each company and their respective shareholders that LSI acquire Mint through the statutory merger of Merger Sub with and into Mint (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, Holder will contribute prior to the Closing (as defined below) 381,818 shares of the issued and outstanding shares of capital stock of Mint held by Holder to the capital of Mint ("Capital Stock Contribution").

        C. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, LSI will acquire all of the issued and outstanding shares of capital stock of Mint ("Mint Capital Stock") for cash in the amount of $7,000,000 (the "Cash Consideration") through a reverse subsidiary merger of Merger Sub with and into Mint.

        D. All outstanding options, warrants and other rights to acquire or receive shares of Mint Capital Stock shall be converted into the right to receive shares of Common Stock of LSI ("LSI Common Stock") in amounts determined in accordance with the Exchange Ratio (as defined in Section 1.8(c)).

        E. A portion of the Cash Consideration otherwise paid by LSI in connection with the Merger shall be placed in escrow by LSI, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement attached hereto as Exhibit A.

        F. Mint, LSI, Merger Sub, and the Holder desire to make certain representations and warranties and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Massachusetts General Laws ("Massachusetts Law"), Merger Sub shall be merged with and into Mint, the separate corporate existence of Merger Sub shall cease and Mint shall continue as the surviving corporation and as a wholly-owned subsidiary of LSI. Mint as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation".

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VII, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, unless another place or time is agreed to by LSI and Mint. The date upon which the Closing actually occurs is herein referred to as the "Closing Date". On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger (or like instrument) with the Secretary of State of the Commonwealth of Massachusetts (the "Agreement of Merger"), in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of the Commonwealth of Massachusetts of such filing being referred to herein as the "Effective Time").

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Massachusetts Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Mint and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Mint and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. All parties to the Agreement intend that this transaction shall be treated as a taxable purchase of Mint stock by LSI for cash through a reverse subsidiary merger.

        1.4    Articles of Organization; Bylaws.

               (a) Unless otherwise determined by LSI prior to the Effective Time, at the Effective Time, the Articles of Organization of Mint shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law and such Articles of Organization.

               (b) The Bylaws of Mint, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Articles of Organization and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Capital Stock Contribution by Holder. Prior to the Closing Date, Holder shall make the Capital Stock Contribution and shall own 318,182 shares of the Common Stock of Mint following such capital contribution and at the Closing Date, which shall constitute all of the outstanding shares of Mint at the Closing Date.

        1.7 Escrow of Portion of Cash Consideration. Ten percent (10%) of the Cash Consideration (i.e. $700,000) shall be held in escrow, pursuant to the Escrow Agreement, for a period of 12 months following the Closing Date to indemnify LSI for all Damages covered by the indemnities provided in Section 8.2 hereof.

        1.8 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Mint or the Holder, the following shall occur:

               (a) Conversion of Mint Capital Stock. Each share of Mint Capital Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Mint Capital Stock to be cancelled pursuant to the Capital Stock Contribution) shall be converted into the right to receive $22.00 per share (the "Purchase Price"), with 10% of such per share amount (an aggregate of $700,000) being deposited pursuant to and subject to the Escrow Agreement (as defined herein) pursuant to Article VIII below (the "Cash Escrow Fund"). The foregoing Purchase Price shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization or other like change with respect to Mint Capital Stock occurring after the date hereof and prior to the Effective Time.

               (b) Stock Options. LSI acknowledges that Mint has granted or will grant prior to Closing to Holder a nonqualified stock option to purchase 424,242 shares of the Common Stock of Mint at an exercise price of $5.50 per share (the "Albanese Option"). The Albanese Option vests in equal portions over three years, with one-third vesting on each of the first, second and third anniversaries of the Closing Date; provided however, that if Holder is involuntarily terminated by LSI as an employee of LSI without Cause (as defined in the Albanese Employment and Non-Competition Agreement attached hereto as Exhibit B) or due to Death or Disability (as defined in that agreement), the Albanese Option shall fully vest and become exercisable immediately. At the Effective Time, all options (including the Albanese Option and the options issued pursuant to Section 5.14 hereof) to purchase Mint Common Stock (each a "Mint Option") then outstanding under Mint's 1996 Stock Option Plan as amended (the "Option Plan"), or otherwise, shall be assumed by LSI in accordance with provisions described below.

                      (1) Each Mint Option so assumed by LSI under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Mint Option immediately prior to the Effective Time, except that (A) such Mint Option shall be exercisable for that number of whole shares of LSI Common Stock equal to the product of the number of shares of Mint Common Stock that were issuable upon exercise of such Mint Option immediately prior to the Effective Time multiplied by the Exchange Ratio (as defined below), rounded down to the nearest whole number of shares of LSI Common Stock and (B) the per share exercise price for the shares of LSI Common Stock issuable upon exercise of such assumed Mint Option shall be equal to the quotient determined by dividing the exercise price per share at which such Mint Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent.

                      (2) The "Exchange Ratio" shall be 0.6286.

                      (3) It is the intention of the parties that the Mint Options (other than the Albanese Options) assumed by LSI qualify following the Effective Time as incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent the Mint Options were granted as incentive stock options and qualified as incentive stock options immediately prior to the Effective Time.

                      (4) Promptly following the Effective Time, LSI will issue to each holder of an outstanding Mint Option a document evidencing the foregoing assumption of such Mint Option by LSI.

                      (5) At the Effective Time, Mint shall assign to LSI any and all rights of repurchase pertaining to shares of Mint Capital Stock, if any, issued upon exercise of stock options, pursuant to stock purchase agreements, or otherwise.

        1.9 No Further Ownership Rights in Mint Capital Stock. All Cash Consideration, stock options of LSI, and other consideration issued upon the surrender or exchange of shares of Mint Capital Stock or options to purchase Mint Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Mint Capital Stock.

        1.10 Conversion of Capital Stock of Merger Sub. At and as of the Effective Time, all of the shares of outstanding stock of Merger Sub shall be converted into one share of Common Stock of the Surviving Corporation.

        1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Mint and Merger Sub, the officers and directors of Mint and Merger Sub are hereby fully authorized in the names of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF MINT AND HOLDER

        2.1 Representations and Warranties of Mint and Holder. Except as disclosed in Schedule 2.1 or in the other schedules referred to below and delivered to LSI, Mint and Holder hereby represent and warrant to LSI that:

               (a) Organization, Standing and Power. Mint is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Mint is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the failure to so qualify would have an Adverse Business Effect on Mint. For purposes of this Agreement, an "Adverse Business Effect" shall mean a material adverse effect on the business, financial condition, results of operations, assets and prospects of Mint considered as a whole. Mint has delivered to LSI complete and correct copies of its Articles of Organization and Bylaws, as amended to the date hereof; and has delivered or made available minutes of all of Mint's directors' and shareholders' meetings, and stock certificate books correctly setting forth the record ownership of all outstanding shares of Mint capital stock.

               (b) Capital Structure. The authorized capital stock of Mint consists of:

                      (1) Common Stock. 1,200,000 shares of Common Stock, $0.01 par value ("Mint Common Stock"), of which 700,000 shares are issued and outstanding and owned, beneficially and of record, as set forth in Schedule 2.1(b) (all but 318,182 of which will be contributed to capital pursuant to the Capital Stock Contribution prior to Closing);

                      (2) Options. Except for a total of 1,100,00 shares of Common Stock reserved for issuance pursuant to Mint's Option Plan of which 735,742 shares are presently subject to outstanding options as set forth in
Schedule 2.1(b), and 364,258 of which remain available for future issuance under the Option Plan as set forth in this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from Mint of any shares of its capital stock. Schedule 2.1(b) sets forth for each outstanding Mint Option the name of the holder of such option, the domicile address of such holder, the number of shares of Common Stock subject to such option, the exercise price and the vesting schedule of such option, including the extent vested to date. Except as described in Schedule 2.1(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Mint is a party or by which it is bound obligating Mint to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Mint. Except as described in
Schedule 2.1(b) or in Sections 1.8(c), 5.11 and 5.14 hereof, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Mint is a party or by which it is bound obligating Mint to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The holders of Mint options or any other options or rights set forth in Schedule 2.1(b) have been or will be given, or shall have properly waived, any required notice prior to the Merger and any right to exercise option shares not previously vested in the event of and after consummation of the Merger. As a result of the Merger, all Mint Capital Stock will be canceled and extinguished. Mint is not a party or subject to any agreement or understanding, and, to Mint's knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security of Mint or by a director of Mint; and

                      (3) Preemptive Rights. All outstanding shares of Mint Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Organization or Bylaws of Mint or any agreement to which Mint is a party or by which it is bound.

               (c) Subsidiaries. Mint has no subsidiaries or any direct or indirect interest in any corporation, partnership, trust or other business association or entity.

               (d)    Authority.

                      (1) Mint has all requisite power and authority to enter into this Agreement and to perform its respective obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mint and the performance by Mint of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been preceded by all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Mint and Holder and is the legal, valid and binding obligation of each of Mint and Holder and is enforceable against each such party in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

                      (2) Other than as set forth in the Schedule 2.1(d), the execution and delivery of this Agreement by Mint does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Organization or Bylaws of Mint or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Mint or to which Mint is a party or to which it is bound or to which any of its properties or assets is subject. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to Mint in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger and Agreement of Merger with the Secretaries of State of the Commonwealth of Massachusetts and the State of Delaware, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.1(d).

               (e) Financial Statements. Mint has furnished or made available to LSI audited financial statements of Mint for each of the fiscal years ended on December 31, 1994, December 31, 1995 and December 31, 1996 (consisting of balance sheets, statements of income and retained earnings, statements of cash flows and notes related thereto) (collectively, "Mint Audited Financial Statements"), the related management letters, and its unaudited balance sheet as of May 31, 1997 ("Mint Unaudited Balance Sheet") and the related unaudited statements of income and retained earnings and statement of cash flow for the five months ended May 31, 1997 (together with the Mint Unaudited Balance Sheet, the "Mint Unaudited Financial Statements"). The Mint Audited Financial Statements and the Mint Unaudited Financial Statements (collectively, "Mint Financial Statements") have been prepared in accordance with generally accepted U.S. accounting principles ("GAAP") consistently applied and fairly present the financial condition and operating results of Mint as at the dates thereof and the results of its operations and cash flows for the periods then ended, except that the Mint Unaudited Financial Statements have no notes and are subject to normal year-end adjustments, which will not be material in amount or significance. Mint has delivered or made available to LSI correct and complete copies of all correspondence prepared by its counsel for Mint's independent public accountants in connection with the completed audits of Mint's Financial Statements and any such correspondence since the date of the last such audit.

               (f) Compliance with Law. Mint is in compliance with, and has conducted its business so as to comply with all laws, rules and regulations, judgments, decrees or orders of any Governmental Entity applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would, individually or in the aggregate, not have had and is not expected to have an Adverse Business Effect. There are no material judgments or orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against Mint or against any of Mint's properties or assets.

               (g) No Defaults. Mint is not and has not received notice that it is or would be with the passage of time, (a) in violation of any provision of its Articles of Organization or Bylaws or other charter documents, as applicable, or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to Mint or (ii) any agreement, note, mortgage, indenture, contract, lease or instrument, permit, concession, franchise or license to which Mint is a party or by which Mint or its properties or assets may be bound, which violation or default would, individually or in the aggregate, have an Adverse Business Effect.

               (h) Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to Mint's knowledge, threatened against Mint or Holder which would be reasonably likely to, individually or in the aggregate, have an Adverse Business Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby as the case may be. Neither Mint nor Holder is the plaintiff or petitioner in any litigation or proceeding relating to the business of Mint which could, individually or in the aggregate, have an Adverse Business Effect.

               (i) No Material Adverse Change. Except as set forth on Schedule 2.1(i), since May 31, 1997, the date of the Mint Unaudited Financial Statements, Mint has conducted business in the ordinary course and, except as contemplated herein, there has not occurred:

                      (1) Any material adverse change in the business condition of Mint;

                      (2) Any transaction by Mint except in the ordinary course of business as conducted on that date and consistent with past practices;

                      (3) Any amendments or changes in the Articles of Organization or Bylaws of Mint;

                      (4) Any damage, destruction or loss, whether covered by insurance or not, after giving effect to any insurance proceeds received as a result of such loss, materially and adversely affecting any of the properties or assets of Mint;

                      (5) Except for the Capital Stock Contribution and as contemplated by Section 5.14 hereof and the Albanese Option referred to in
Section 1.8(c) hereof and except for option grants in connection with newly hired employees in the ordinary course of business, any issuance, redemption, repurchase or other acquisition of shares of capital stock of Mint, or any options, warrants or rights to acquire capital stock of Mint, or except for the distribution contemplated by Section 5.19, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Mint;

                      (6) Any increase in or modification of the compensation or benefits payable or to become payable by Mint to any of its directors, officers or employees, except in the ordinary course of business consistent with past practice;

                      (7) Any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of Mint's employees, except for the Albanese Option or pursuant to Section 5.14 hereof except for the distribution contemplated by Section 5.19 and option grants in connection with any newly hired employees or in the ordinary course of business consistent with past practice;

                      (8) Any sale of the property or assets of Mint individually in excess of $20,000 or in the aggregate in excess of $50,000, except in the ordinary course of business;

                      (9) Any alteration in any term of any outstanding security of Mint (excluding for such purpose the amendment to the Option Plan and related agreements required by Section 5.11);

                      (10) Any (A) incurrence, assumption or guarantee by Mint of any debt for borrowed money, (B) issuance or sale of any securities convertible into or exchangeable for debt securities of Mint; or (C) issuance or sale of options or other rights to acquire from Mint directly or indirectly, debt securities of Mint or any securities convertible into or exchangeable for any such debt securities;

                      (11) Any creation or assumption by Mint of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements, liens arising by operation of law, liens arising in the ordinary course of Mint's businesses which in the aggregate are not material and liens for taxes not yet due and delinquent);

                      (12) Any making of any loan, advance or capital contribution to, or investment in, any person in an aggregate amount which exceeds $30,000 outstanding at any time;

                      (13) Any entry into, amendment of, relinquishment, termination or non-renewal by Mint of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

                      (14) Any transfer or grant of a right under the Mint Intellectual Property Rights (as defined in Section 2.1(p) hereof) other than those transferred or granted in the ordinary course of business;

                      (15) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of Mint;

                      (16) Any violation of or conflict with any applicable laws, statutes, orders, rules and regulations promulgated or judgment entered by any Governmental Entity which, individually or in the aggregate would have an Adverse Business Effect; or

                      (17) event or condition of any character that has or reasonably would be expected to have an Adverse Business Effect on Mint; or

                      (18) agreement by Mint or any officer or employees thereof to do any of the things described in the preceding clauses (1) through (17) (other than negotiations with LSI and its representatives regarding the transactions contemplated by this Agreement).

               (j) Absence of Undisclosed Liabilities. Except as set forth in
Schedule 2.1(j) or as to matters encompassed by other representations and warranties and in the schedules thereto, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or otherwise required to be reflected in financial statements in accordance with GAAP, except for (i) liabilities reflected in the Mint Unaudited Balance Sheet and/or (ii) liabilities which have arisen in the ordinary course of Mint's business since May 31, 1997 consistent in nature and amount with past practices.

               (k) Certain Agreements. Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus, acceleration of vesting of opition shares or otherwise) becoming due to any director, officer or employee of Mint under any Plan (as defined in Section 2.1(k) hereof) or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

               (l) Plans. Schedule 2.1(l) lists all employee benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active, former or retired employee or consultant of Mint (the "Plans"). To the extent applicable, to Mint's knowledge, the Plans materially comply with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended (the "Code"), and any Plan intended to be qualified under
Section 401(a) of the Code has either obtained a favorable determination letter as to its qualified status from the Internal Revenue Service or still has a remaining period of time under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination. To the extent any Plan with an existing determination letter from the Internal Revenue Service must be amended to comply with the applicable requirements of the Tax Reform Act of 1986 and subsequent legislation, the time period for effecting such amendments will not expire prior to the Effective Time. The Holders have caused Mint to furnish or make available to LSI copies of the most recent Internal Revenue Service letters and Forms 5500 with respect to any such Plan. No Plan is covered by Title IV of ERISA or Section 412 of the Code. Neither Mint nor any officer or director of Mint has incurred any material liability or penalty under Sections 4975 through 4980 of the Code or Title I of ERISA. Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Mint is threatened, against or with respect to any such Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been made or accrued.

               (m) Major Contracts. Except as disclosed in Schedule 2.1(m) or as contemplated herein, Mint is not a party to:

                      (1) Any union contract or any employment or consulting contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which is not terminable by Mint (both under the terms of the contract and under the laws of the territory to which the contract relates) on thirty (30) days' notice or less without penalty or obligation to make payments related to such termination;

                      (2) Any plan, contract or arrangement, whether written or oral, providing for bonuses, pensions, deferred compensation, severance pay or benefits, retirement payments, profit-sharing, or the like;

                      (3) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

                      (4) Any individual customer purchase order for the sale of goods or services in excess of $50,000;

                      (5) Any lease for real or personal property in which the amount of payments which Mint are required to make on an annual basis exceeds $10,000;

                      (6) Except for trade indebtedness and employee expense reimbursements incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, leasehold obligations or otherwise;

                      (7) Any material license agreement, either as licensor or licensee (excluding nonexclusive software licenses granted to customers or end-users in the ordinary course of business), excluding for such purposes, licenses granted by Governmental Entities;

                      (8) Any insurance policy or fidelity or surety bond requiring the payment of a premium by Mint in excess of $10,000 per year;

                      (9) Any agreement of indemnification (other than in purchase orders or sales agreements relating to sales of Mint's products);

                      (10) Any agreement, contract or commitment involving payments individually in excess of $25,000;

                      (11) Any other agreement, contract or commitment of Mint which is material to Mint.

                      Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license and commitment listed on Schedule 2.1(m) pursuant to this Section 2.1(m) is valid and binding on Mint, and is in full force and effect, and neither Mint, nor to the knowledge of Mint, any other party thereto, has materially breached, nor does Mint have any knowledge of any facts which would lead it to believe that it has breached, any provision of, or is in material default under the terms of, any such agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise, arrangement, license or commitment. To the knowledge of Mint, no such agreement, contract or commitment contains any material liquidated damages, penalty or similar provision. Mint has not received notice from any of the other parties to any such contract, agreement or instrument stating that such party intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

               (n)    Taxes.

                      (1) For purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and
(iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

                      (2) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Taxable period ending on or before the Closing, by or on behalf of Mint (collectively, the "Mint Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown due thereon on or before the Effective Time have been or will be paid on or before such date. The Mint Unaudited Balance Sheet (i) fully accrues all actual and contingent liabilities for Taxes (or for dividend distributions in respect of Taxes) with respect to all periods through May 31, 1997 and Mint will not incur any Tax liability in excess of the amount reflected on the Mint Unaudited Balance Sheet with respect to such periods, and (ii) properly accrues in accordance with GAAP all liabilities for Taxes (or for dividend distributions in respect of Taxes) payable with respect to all transactions and events occurring on or prior to such date.

                      (3) No material Tax liability since May 31, 1997 has been incurred other than in the ordinary course of business and adequate provision has been made for all Taxes (or dividend distributions in respect of Taxes) since that date in accordance with GAAP on at least a quarterly basis. Mint has withheld and paid to the applicable financial institution or Taxing Authority all amounts required to be withheld. No Mint Return is currently under audit or examination by any Tax Authority. Mint has not agreed to any extension or waiver of any statute of limitation or applicable period of assessment for any Mint Return. Mint has not granted any extension or waiver of the limitation period applicable to any Mint Returns.

                      (4) There is no material claim, audit, action, suit, proceeding, or investigation now pending or, to the knowledge of Mint, threatened against or with respect to Mint in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Mint, and there are no liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that would, if determined adversely to Mint, have an Adverse Business Effect. Neither Mint nor any other person on behalf of

Mint, has entered into nor will enter into any agreement or consent pursuant to
Section 341(f) of the Code. There are no liens for Taxes upon the assets of Mint. Except as may be required as a result of the transactions contemplated by this Agreement, Mint has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing.

                      (5) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement and agreements entered into in connection herewith, covering any employee or independent contractor or former employee or independent contractor of Mint that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Other than pursuant to this Agreement, Mint is not a party to or bound by (and prior to the Effective Time will not become a party to or be bound by) any tax indemnity, tax sharing or tax allocation agreement (whether written, unwritten or arising under operation of federal law as a result of being a member of a group filing consolidated tax returns, under operation of certain state laws as a result of being a member of a unitary group, or under comparable laws of other states or foreign jurisdictions) which includes a party other than Mint. Mint has heretofore provided or made available to LSI true and correct copies of all material Tax Returns of Mint, and, as reasonably requested by LSI prior to or following the date hereof, information statements, reports, work papers, Tax opinions and memoranda and other Tax data and documents.

                      (6) S Status. Mint has been an S Corporation within the meaning of Section 1361 of the Code since its formation.

               (o) Interests of Officers. None of Mint's officers or directors has any interest in any property, real or personal, tangible or intangible, used in or pertaining to Mint's business, including any interest in the Intellectual Property Rights, except for rights as a shareholder, and except for rights under any Plan.

               (p)    Technology.

                      (1) Mint owns, or is licensed or otherwise entitled to exercise, all rights under or with respect to all material patent rights, patents, trademarks, trade names, service marks, copyrights, and any applications therefor, formulae, processes, designs, schematics, compositions, ideas, technology, know-how and tangible or intangible proprietary information, trade secrets or material that is necessary to conduct the business of Mint as currently conducted (the "Intellectual Property Rights"). Schedule 2.1(p) lists all patents, trademarks, registered and unregistered copyrights, trade names and service marks, and any applications therefor included in the Intellectual Property Rights and specifies the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers. Schedule 2.1(p) also lists all material licenses, sublicenses and other agreements as to which Mint is a party and pursuant to which Mint or any other person owns or is licensed or is otherwise authorized or obligated with respect to any Intellectual Property Right and includes the identity of all parties thereto. Mint is not, and as a result of the execution and delivery of this Agreement or the performance of the Holder's or Mint's obligations hereunder will not be, in violation of any license, sublicense or other agreement applicable to it, whether or not described in Schedule 2.1(p). Except to the extent disclosed in Schedule 2.1(p), Mint is the sole and exclusive owner or licensee of, with the right, title and interest in and to (free and clear of any liens or encumbrances), the Intellectual Property Rights described in Schedule 2.1(p), and has sole and exclusive rights and is not contractually obligated to pay any compensation to any third party in respect thereof. To the knowledge of Mint, no employee of Mint is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employees' best efforts to promote the interests of Mint or that would conflict with the business of Mint as now conducted. Mint does not now, and does not currently believe it will in the future be necessary to utilize any inventions of any of its employees made prior to their employment or consulting which have not previously been assigned to Mint.

                      (2) No claims with respect to the Intellectual Property Rights have been asserted or, to the knowledge of Mint after reasonable investigation, have been threatened by any person, nor does Mint know of any grounds for any claims now or in the future (i) to the effect that any business of Mint as currently conducted infringes on or misappropriates any Intellectual Property Rights in which a third party has any rights, or (ii) challenging the ownership, validity or effectiveness of any of the Intellectual Property Rights. To Mint's knowledge all Intellectual Property Rights are valid and subsisting and there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee of Mint. Mint has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding that involves a claim of infringement or misappropriation that has not been finally terminated prior to the date hereof. Mint has no knowledge of any infringement liability with respect to, or infringement or misappropriation by, Mint of any patent, trademark, service mark or copyright of another. No Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing or exploitation thereof by Mint. Mint has not entered into any agreement to indemnify any other person against any charge of infringement relating to any Intellectual Property Right. To Mint's knowledge, no employee of Mint is in violation of any term of any employment contract (whether written or verbal), patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Mint or any other party (including prior employers) because of the nature of the business conducted or proposed to be conducted by Mint.

               (q) Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

                      (1) Mint does not own real property, and Schedule 2.1(q) lists all material real estate leases and, with respect to real estate leases, the aggregate annual rental or other recurring fees payable, the length of all real estate leases and the number of extensions available.

                      (2) Mint has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens (other than liens for taxes that are not yet delinquent), charges, pledges, security interests or other encumbrances, except as reflected in the Mint Financial Statements and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not materially detract from the value to Mint, or interfere with the present use by Mint, of the property subject thereto or affected thereby.

                      (3) The equipment owned or leased by Mint (the "Equipment") is, (i) adequate for the conduct of the business of Mint consistent with their past practices, (ii) suitable for the uses to which it is currently employed, (iii) in good operating condition, subject to normal wear and tear,
(iv) regularly and properly maintained, (v) not obsolete or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, and (vi) free from any defects, except, with respect to clauses (iii) through (vi) of this Section 2.1(q)(3), as would not have an Adverse Business Effect.

               (r)    Environmental Matters.

                      (1) Mint has received no notice that it is liable for any cost to undertake remedial measures or investigate, and is not aware of any violation with respect to any substance that is regulated by any Governmental Entity or that has been designated by any Governmental Entity to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material"), with respect to, or that is present in, on or under any property that Mint has at any time owned, operated, occupied or leased.

                      (2) Mint has not transported, stored, used, manufactured, released or exposed its employees or any other person to any Hazardous Material in violation of any applicable statute, rule, regulation, order or law, except where such violation would not have an Adverse Business Effect.

                      (3) Mint has obtained all permits, consents, waivers, exemptions, licenses, approvals and other authorizations ("Environmental Permits") required to be obtained by it under the laws of any Governmental Entity relating to land use, public and employee health and safety, pollution or protection of the environment (collectively, "Environmental Laws"), except where the failure to obtain such Environmental Permit would not have an Adverse Business Effect. Mint (i) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (ii) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. Mint has not received any notice nor is it aware of any past or present condition or practice of the businesses conducted by Mint which forms or is reasonably likely to form the basis of any material claim, action, suit, proceeding, hearing or investigation against Mint under the Environmental Laws arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material by Mint.

               (s) Insurance. Schedule 2.1(s): (i) lists and summarizes all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Mint; (ii) sets forth the amounts of coverage under each such policy and bond of Mint; and (iii) lists any claim by Mint under any such policy (or predecessor policy) during the last three (3) years in an amount exceeding $10,000. Within the last four (4) years, Mint has not been refused any requested coverage or denied renewal of any then existing policy or bond. There is no claim by Mint pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and Mint is in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of Mint. Mint has not received any notice or threat of termination of, or of a material premium increase with respect to, any of such policies.

               (t) Labor Matters. Mint is in compliance in all material respects with all currently applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. Mint has not received any notice from any Governmental Entity, and to the knowledge of Mint there has not been asserted before any Governmental Entity, any claim, action or proceeding to which Mint is a party or involving Mint, and there is neither pending nor to the knowledge of Mint threatened, any investigation or hearing concerning Mint arising out of or based upon any such laws, regulations or practices.

               (u) Key Employees. Schedule 2.1(u) is a list identifying all key employees of Mint, including all officers of Mint (the "Key Employees"), and setting forth the job title of each such employee, total compensation paid to each such employee during the fiscal year ended December 31, 1996, and the first five (5) months of the current fiscal year. None of such Key Employees has delivered notice to Mint indicating a present intention to resign or retire.

               (v) Restrictions on Business Activities. There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which Mint is a party or otherwise binding upon Mint which has or reasonably would be expected to have the effect of prohibiting or impairing any business practice of Mint, any acquisition of property (tangible or intangible) by Mint or the conduct of business by Mint. Without limiting the foregoing, Mint has not entered into any agreement under which Mint is restricted from selling, licensing or otherwise distributing any of its products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

               (w) Disclosure. No representation or warranty made by Mint or Holder in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were made.

               (x) Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except for fees of Adams, Harkness & Hill which are to be paid by Mint pursuant to
Section 5.8 and 5.18 hereof.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE HOLDER

        3.1 Additional Representations and Warranties of the Holder. The Holder hereby individually represents and warrants as follows:

               (a) Title. Holder has and at the Closing will have good, marketable and valid title to all of the outstanding shares of capital stock of Mint.

               (b) Authority. Holder has all requisite capacity, power and authority to enter into this Agreement and to perform her obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holder and the performance by Holder of her obligations hereunder, and the consummation of the transactions contemplated hereby, have been preceded by all action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of the Holder and is enforceable against Holder in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

               (c) No Default. The consummation by Holder of the transaction contemplated herein and the fulfillment by Holder of the terms hereof do not and will not result in a breach of or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust or other agreement or instrument to which Holder is a party.

               (d) Governmental Consents. Other than as stated in this Section 3.1(d), in Section 2.1 or the Schedules hereto or thereto, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity on the part of the Holder is required in connection with the valid execution, delivery or performance of this Agreement, or agreements or documents evidenced as exhibits hereto.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF LSI AND MERGER SUB

        4.1 Representations and Warranties of LSI and Merger Sub. Except as disclosed in Schedule 4.1 referring specifically to the representations and warranties in this Agreement and delivered to the Holder, LSI and Merger Sub represent and warrant to the Holder and Mint that:

               (a) Organization; Standing and Power. LSI is a corporation validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Merger Sub is a corporation validly existing and in good standing under the laws of Massachusetts and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

               (b)    Authority.

                      (1) LSI and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to perform their obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by LSI and Merger Sub and the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LSI and Merger Sub. This Agreement has been duly executed and delivered by each of Mint and Holder and is the legal, valid and binding obligation of each of LSI and Merger Sub and is enforceable against each of such parties in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

                      (2) Other than as set forth in Schedule 4.1, the execution and delivery of this Agreement by LSI and Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not result in a Conflict under (i) any provision of the Articles of Incorporation or Organization or Bylaws of LSI or Merger Sub or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to which LSI or Merger Sub is a party by which either is bound or to which any of their properties or assets are subject. Other than as set forth in Schedule 4.1, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to LSI or Merger Sub in connection with the execution and delivery of this Agreement by LSI and Merger Sub or the consummation by LSI and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger and the Agreement of Merger with the Secretaries of State of the Commonwealth of Massachusetts and the State of Delaware, which will be effected as set forth in
Section 1.2 hereof, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (iii) filings with the New York Stock Exchange.

               (c) Purchase Entirely for Own Account. LSI hereby confirms that the capital stock to be received by LSI will be acquired for investment for LSI's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that LSI has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, LSI and Merger Sub further represent that LSI and Merger Sub do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the capital stock.

               (d) Brokers or Finders. No agent, broker, investment banker or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

               (e) SEC Documents; LSI Financial Statements. LSI has furnished or made available to Mint and Holder true and complete copies of all reports filed by it with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934 (the "Exchange Act") for all periods subsequent to December 31, 1995, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of LSI, including the notes thereto, included in the SEC Documents (the "LSI Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of LSI at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in LSI accounting policies except as described in the notes to the LSI Financial Statements. Since the last filing with the SEC by LSI, there has been no material adverse change in the business or financial condition of LSI.


                                    ARTICLE V

                        COVENANTS OF THE HOLDER AND MINT

        5.1 Operation of Business. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of LSI, neither the Holder nor Mint will engage in any practice, take any action or enter into any transaction outside the ordinary course of business except for the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither the Holder nor Mint will, nor cause Mint to (a) declare, set aside or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase or otherwise acquire any of its capital stock or the capital stock of Mint (other than dividends in respect of taxes and as contemplated in this Agreement), (b) sell, transfer or otherwise dispose of any material amount of its inventory, supplies or personal property outside of the ordinary course of business (except for sales of obsolete assets at fair market value), or (c) otherwise engage in any practice, take any action or enter into any transaction of the type described in
Section 2.1(i) (other than as contemplated in this Agreement). Mint shall not agree to any material audit assessment by any Tax Authority, make any material Tax election or file any material Tax return without first allowing LSI reasonable opportunity to review and comment on same.

        5.2 Preservation of Business. Holder and Mint will use reasonable efforts to keep the business and properties of Mint substantially intact, including Mint's present operations, physical facilities, working conditions, and goodwill and relationships with lessors, licensors, suppliers, customers and employees.

        5.3 Satisfaction of Conditions; General. Subject to Sections 7.1 and 7.3 hereof, Holder and Mint will use all reasonable efforts (a) to fulfill the conditions set forth in Sections 7.1 and 7.2 of this Agreement and (b) to take all actions and to do all things necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement, including (i) giving any notices to third parties, (ii) using all reasonable efforts to obtain any third-party consents, (iii) giving any notices to, making any filings with and using all reasonable efforts to obtain any required authorizations, consents and approvals of Government Entities and (iv) removing any injunctions or other impediments or delays, legal or otherwise.

        5.4 Full Access. The Holder and Mint will permit representatives of LSI to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Mint, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of Mint. The Holder and Mint will promptly furnish to LSI such information in the possession of the Holder or Mint concerning the operations of Mint as LSI may reasonably request.

        5.5 Notice of Developments. Mint and Holder will give prompt written notice to LSI of any adverse development causing a material breach of any of the representations and warranties in Article II or Article III, respectively. No notice of any adverse development shall be deemed to waive any condition to the Closing under Article VII.

        5.6 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 9.1 hereof, neither the Holder nor Mint shall, directly or indirectly, through any officer, director, agent or otherwise, (a) solicit, initiate or encourage submission of proposals or offers from any person relating to (1) any acquisition or purchase of all or substantially all of the assets of, or any equity interest in, Mint or any merger, consolidation, business combination or similar transaction with Mint, or (2) any other material transaction incompatible with this Agreement (including, without limitation, a joint venture or other similar transaction), or (b) participate in any discussions or negotiations regarding, furnish to any other person any confidential information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. In the event the Holder or Mint prior to termination of this Agreement receive from any third party any offer or indication of interest regarding any of the transactions referred to in the foregoing sentence, or any request for information about Mint with respect to any of the foregoing, then such indication of interest, or request, including the identity of the third party, shall be communicated promptly to LSI.

        5.7 Confidentiality. Holder, Mint and its accountants, attorneys, employees, and other agents each agrees to treat and protect as such all of the LSI Confidential Information (as defined below) in the same manner in which it treats and protects its own confidential information, to refrain from using any of the LSI Confidential Information except in connection with this Agreement and the transactions contemplated hereby and to deliver promptly to LSI or to destroy, at LSI's option and request, all tangible embodiments (and all copies) of the LSI Confidential Information which are in its possession in the event that this Agreement is terminated and the transactions contemplated hereby are not consummated. For the purposes of this Agreement, "LSI Confidential Information" means any written or oral information concerning (a) the business and affairs of LSI or any of its affiliates or (b) the negotiation of this Agreement and the transactions relating to this Agreement, which, in any case, is not already generally available to the public. This Section 5.7 shall survive indefinitely, whether or not the transactions contemplated by this Agreement are consummated.

        5.8 Expenses. All costs and expenses incurred by the Holder or Mint in connection with this Agreement and the transactions contemplated hereby shall be paid by Mint or Holder.

        5.9 Public Announcements. Mint and Holder will consult in advance with LSI concerning the timing and content of any announcements, press releases and public statements concerning the transactions contemplated by this Agreement and will not make any such announcement, release or statement without LSI's consent; provided, however, that Holder or Mint may make any public statement concerning the transactions contemplated by this Agreement without the consent of LSI if, in the reasonable opinion of counsel for Holder or Mint, such statement or announcement is required to comply with applicable law.

        5.10 FIRPTA Certificates. At the Closing, Mint agrees to deliver to LSI a statement executed on its behalf by its chief executive officer or president in such form as reasonably requested by counsel for LSI conforming to the requirements of Treasury Regulation Section 1.897-2(h)(1)(i). Mint further agrees to provide in a timely manner such notification to the Internal Revenue Service pursuant to Treasury Regulation Section 1.897-2(h)(2), if any, as may be requested by LSI.

        5.11 Option Plan. Prior to the Closing, Mint shall amend the Option Plan and shall obtain the written consent to such amendment from the Holder as well as substantially all persons holding options granted under such Option Plan, to provide that the vesting of the options granted thereunder shall not be accelerated by virtue of the Merger and the closing of the transactions contemplated hereby. In addition, the Option Plan shall be amended (and the approval of the Board of Directors of Mint and the shareholders of Mint shall be obtained) to reserve an additional number of shares sufficient to allow for the grant of options to Holder and the other Mint employees in accordance with
Section 5.14 below.

        5.12 Contribution to Capital. Prior to the Closing, Holder shall make the Capital Stock Contribution.

        5.13 Exercise of Options. Mint shall not permit any optionee or warrantholder to exercise any outstanding option between the date of the Term Sheet and the Closing Date. As of the Closing Date, there shall be outstanding 318,182 shares of Mint Common Stock and options to purchase no more than an aggregate of 311,500 shares of Mint Common Stock (excluding the options granted pursuant to Section 5.14 below, the Albanese Option and options granted in connection with new hires in the ordinary course of business).

        5.14 Grant of Options. Immediately prior to the Closing, Mint shall grant options to purchase Mint Common Stock pursuant to the Option Plan to the employees of Mint, contingent upon and effective immediately prior to the Closing (the "Contingent Options"), in such numbers, on such terms and to such persons as reasonably agreed by the management of Mint and LSI, so that upon multiplication of the total numbers of shares subject to such grants by the Exchange Ratio, the total number of shares of LSI Common Stock purchasable on exercise of such options would be equal to 200,500 shares of LSI Common Stock, with an exercise price equal to the fair market value of LSI Common Stock immediately prior to the Closing Date (after dividing the exercise price of the Contingent Options by the Exchange Ratio), such options to be assumed by LSI in the Merger.

        5.15 Bonus Plan. Prior to the Closing, Mint shall establish a bonus plan, on terms reasonably acceptable to LSI, which shall provide for the payment of cash bonuses in the aggregate amount of $2,500,000 to be awarded to the employees of Mint in individual amounts determined by management of Mint, with the approval of LSI. Such bonuses will be payable over three years after the Closing Date. One quarter will be payable on the next regular payday following the Closing Date, with one quarter becoming payable on each of the next three anniversaries of the Closing Date, provided that the employee remains an employee of the Surviving Corporation, LSI or any of LSI's affiliates on and as of each such payment date.

        5.16   Tax Matters.

               (a) Tax Returns. The Holder and Mint shall be responsible for timely filing all federal and state income tax returns of Mint for taxable periods ending on or prior to the Closing Date and shall have paid or will pay all income taxes attributable to the income of Mint for such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval LSI. After the Closing Date, LSI and the Surviving Corporation, on the one hand, and the Holder, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of Mint for all periods ending on or prior to the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

               (b) Election Under Section 338(h)(10). Holder shall join with LSI in making a joint election on Form 8023-A for Mint under Section 338(h)(10) of the Code, under Treasury Regulation Section 1.338(h)(10)-1(d) and under any applicable similar provisions of state law with respect to the purchase of the Shares ("Section 338 Election"), if LSI chooses to make such election. LSI shall timely prepare IRS Form 8023-A (and any required attachments) and any similar state and local tax forms (and any required attachments) required to make the Section 338 Election.

               (c) Liability for Taxes. Holder shall bear any and all tax liabilities (of whatever nature) of Mint occurring prior to and up to and including the close of the transaction. Holder and the respective option holders shall each individually bear their own income and capital gains tax consequences as a result of this transaction. Mint, Holder and LSI will cooperate to minimize tax consequences of the parties hereto in the aggregate to the greatest extent allowable.

        5.17 S Status. The Holder and Mint shall maintain Mint's tax status as an S Corporation up to the Closing Date, and the Holder and Mint shall not revoke or otherwise terminate the election of Mint to be treated as an S Corporation.

        5.18 After Tax Earnings. All after tax earnings of Mint as of June 30, 1997, as set forth in the attached Schedule 5.18, on an accrual basis (the "After Tax Earnings"), shall be paid to Holder prior to the Closing Date without taking into account any gain arising from the sale of assets. Brokers' fees, accountant's fees and fees of counsel to Mint related to this transaction shall be paid by Mint and shall be deducted from the After Tax Earnings before being paid to Holder.

        5.19 Shareholder Consent. By signing this Agreement, Holder, as sole shareholder of Mint, consents to the Merger as contemplated by this Agreement and the related agreements, consents to the Escrow as set forth in the Escrow Agreement, and consents to all other transactions contemplated by this Agreement and necessary to effect the Merger.

        5.20 Cooperation. From time to time on or before the first anniversary of the Effective Time, Holder shall cooperate with LSI and Mint by providing information reasonably requested by LSI or Mint regarding certain issues arising out of the conduct of the business of Mint which are identified prior to the first anniversary of the Effective Time but which, by their nature, will not be resolvable prior to the first anniversary of the Effective Time, to mitigate the adverse impact of such issues on LSI, Merger Sub or Mint. Holder agrees that failure to cooperate reasonably in providing such information to mitigate such issues will result in damage to LSI, Merger Sub and Mint compensable in accordance with Section 8.2 hereof to the extent of the estimated potential liability resulting from such issues as determined by an independent certified public accountant.


                                   ARTICLE VI

                                COVENANTS OF LSI

        6.1 Satisfaction of Conditions; General. Subject to Sections 7.1 and 7.2 hereof, LSI will use all reasonable efforts (a) to fulfill the conditions set forth in Article VII of this Agreement and (b) to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including (i) giving any notices to third parties, (ii) using all reasonable efforts to obtain any third party consents and (iii) giving any notice to, making any filings with and using all reasonable efforts to obtain any authorizations, consents and approvals of Government Entities.

        6.2 Confidentiality. LSI and its accountants, attorneys, employees and other agents agree to treat and protect as such all of Mint's Confidential Information (as defined below) in the same manner in which it treats and protects its own confidential information, to refrain from using any of Mint's Confidential Information except in connection with this Agreement and the transactions contemplated hereby and to deliver promptly to Mint or to destroy, at Mint's option and request, all tangible embodiments (and all copies) of Mint's Confidential Information which are in its possession in the event that this Agreement is terminated and the transactions contemplated hereby are not consummated. For the purposes of this Agreement, "Mint's Confidential Information" means any written or oral information concerning (a) the business and affairs of Mint or (b) the negotiation of this Agreement, which, in any case, is not already generally available to the public. This Section 6.2 will survive indefinitely, whether or not the transactions contemplated by this Agreement are consummated.

        6.3 Expenses. All costs and expenses incurred by LSI in connection with this Agreement and the transactions contemplated hereby shall be paid by LSI.

        6.4 Registration Statement on Form S-8. Following the Closing but in no event later than sixty (60) days thereafter, LSI shall take all such actions as shall be necessary to register the LSI shares of Common Stock issuable on exercise of the Mint Options under the Securities Act of 1933, as amended.

        6.5 Public Announcement. LSI will consult in advance with Mint concerning the timing and content of any announcements, press releases and public statements concerning the transactions contemplated by this Agreement and will not make any such announcement, release or statement without Mint's consent, which shall not unreasonably be withheld; provided, however, that LSI may make any public statement concerning the transactions contemplated by this Agreement without the consent of the Holder or Mint if, in the reasonable opinion of counsel for LSI, such statement or announcement is required to comply with applicable law.

        6.6 NYSE Listing. LSI shall authorize for listing on the New York Stock Exchange the shares of LSI Common Stock issuable upon exercise of the Mint Options assumed in the Merger, upon official notice of issuance.

        6.7 Notice of Developments. LSI will give prompt written notice to Mint Holder of any adverse developments causing a material breach of any of the representations and warranties in Article IV. No notice of any adverse development shall be deemed to waive any condition to the Closing under Article VII.

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligations to Effect the Acquisition. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be, at the election of either party (except where the fulfillment of a condition is exclusively within the control of one party in which case only the noncontrolling party's obligation at its election, shall
be), subject to the fulfillment at or prior to the Closing of the following conditions:

               (a) Orders. No order shall have been entered, and not vacated, by a court or administrative agency of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits consummation of the Agreement or the transactions contemplated hereby.

               (b) Securities and Antitrust Laws. Except for the Certificates of Merger and Agreement of Merger and all related documents required to be filed with the Secretaries of State of the Commonwealth of Massachusetts and the State of Delaware, LSI, Merger Sub, Mint and the Holder shall have received any and all permits, authorizations, approvals, consents and orders required to be obtained by such parties under all applicable state and foreign securities laws, antitrust laws, statutes, codes, ordinances, rules and regulations in order to consummate the transactions contemplated by this Agreement, and all such filings, registrations, permits, authorizations, consents and approvals shall be in full force and effect at the Closing.

               (c) Proceedings. There shall be no litigation pending or threatened by any regulatory body or private party in which (i) an injunction is or may be sought against the transactions contemplated hereby, or (ii) relief is or may be sought against any party hereto as a result of this Agreement, and in which, in the good faith judgment of the Board of Directors of either LSI or Mint (relying on the advice of their respective legal counsel), such regulatory body or private party has a reasonable possibility of prevailing and such relief would have a material adverse effect upon either party.

        7.2 Conditions to Obligations of LSI. The obligation of LSI to effect the transactions contemplated by this Agreement shall be, at the election of LSI (except where the fulfillment of a condition is exclusively within the control of such party), subject to the fulfillment at or prior to the Closing of the following conditions:

               (a) Representations and Warranties. The representations and warranties of Mint and the Holder contained in Article II and in Article III as modified by the applicable schedules shall be true in all material respects on and as of the Closing.

               (b) Performance. Mint and the Holder shall have performed and complied in all material respects with all agreements, obligations, covenants and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               (c) Compliance Certificate. Mint and Holder shall cause to be delivered to LSI at the Closing a certificate certifying that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled.

               (d) Consents. Mint shall have procured all of the third party consents material to the business or operations of Mint that are necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement, including the consents of any Governmental Entity listed in Schedule 2.1, or an opinion that no such consents are required.

               (e) Opinion of Counsel. LSI shall have received from Ropes & Gray, counsel for the Holder and Mint, an opinion, dated as of the Closing, in form and substance reasonably satisfactory to LSI.

               (f) Proprietary Information and Invention Agreement. Each employee of Mint shall have executed a Proprietary Information and Invention Agreement in substantially the form attached hereto as Exhibit C.

               (g) Employment Agreements. On or prior to the Closing, Holder and each of the Key Employees shall have entered into employment and non-competition agreements, in substantially the forms attached hereto as Exhibit B and Exhibit D respectively; and Holder and all Key Employees shall have thereby committed to remain with LSI.

               (h) Employment Commitments. On or prior to the Closing, at least 90% of the employees of Mint who are not Key Employees shall have committed in a manner reasonably acceptable to LSI to remain with LSI and Merger Sub as of the Closing Date.

               (i) Option Amendment. On or prior to the Closing, all of the employees of Mint at the Closing Date who have been granted options shall have consented to amendment of their option agreement letter in substantially the form attached hereto as Exhibit E.

               (j) Escrow Agreement. On or prior to the Closing, the Holder shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit A (the "Escrow Agreement").

               (k) Mint Stock Certificate. On or prior to the Closing, the Holder shall have transferred to LSI all stock certificates evidencing outstanding shares of Mint Capital Stock, duly endorsed for transfer, for the purpose of cancellation.

        7.3 Conditions to Obligations of Mint and the Holder. The obligation of Mint and the Holder to effect the transactions contemplated by this Agreement shall be, at the election of the Holder (except where the fulfillment of a condition is exclusively within the control of such party), subject to the fulfillment at or prior to the Closing of the following conditions:

               (a) Representations and Warranties. The representations and warranties of LSI contained in Article IV shall be true in all material respects on and as of the Effective Time.

               (b) Performance. LSI shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               (c) Payment of Purchase Price. LSI shall have delivered with respect to the Mint Common Stock, the Cash Consideration, net of the Cash Escrow Fund, to the Holder in cash or by check, and deposited the Cash Escrow Funds with the Escrow Agent under the Escrow Agreement.

               (d) Compliance Certificate. LSI shall cause to be delivered to Mint and Holder at the Closing a certificate certifying that the conditions specified in Sections 7.3(a) and 7.3(b) have been fulfilled.

               (e) Opinion of Wilson Sonsini Goodrich & Rosati. Mint shall have received from Wilson Sonsini Goodrich & Rosati, counsel for LSI, an opinion, dated as of the Closing, in form and substance reasonably satisfactory to Mint and Holder.

               (f) Escrow Agreement. On or prior to the Closing, LSI and Merger Sub shall have entered into the Escrow Agreement in substantially the form attached hereto as Exhibit A.

               (g) Employment Agreements. On or prior to the Closing, Holder and each of the Key Employees shall have entered into employment and non-competition agreements in substantially the forms attached hereto as Exhibit B and Exhibit D respectively.


                                  ARTICLE VIII

                                 INDEMNIFICATION

        8.1 Survival of Representations, Warranties, Covenants and Agreements.

               (a) Notwithstanding any investigation conducted at any time with regard thereto by or on behalf of any party, and except as otherwise provided herein, all representations, warranties, covenants, and agreements in this Agreement or in any instruments delivered pursuant to this Agreement, shall be conditions of the transactions contemplated hereby and survive the execution, delivery, and performance of this Agreement, and the transactions consummated hereby, until the first anniversary of the Effective Time. All representations and warranties set forth in this Agreement shall be deemed to have been made again at and as of the Closing.

               (b) As used in this Article VIII, except as otherwise indicated in this Article VIII, any reference to a representation, warranty, agreement, or covenant contained in any section of this Agreement shall include the schedule relating to such section.

        8.2 Indemnification of LSI. Holder hereby agrees to indemnify and hold harmless LSI and its affiliates against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation which settlement was either (i) approved in writing in advance by Holder, or (ii) if such settlement is not agreed upon by the parties, then in accordance with the decision of the arbitrator pursuant to Section 8.10 hereof (including any award of fees and expenses pursuant to such Section) (collectively, "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by LSI or its affiliates, or by Mint, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by Mint or Holder contained herein or from any Tax liability of the Holder or Mint arising from the transactions contemplated in this Agreement or any Employment Agreement entered into with Holder or Key Employees pursuant to this Agreement; any inaccuracy in or breach or nonfulfillment of any certificate, instrument, schedule, exhibit or document delivered by Mint or Holder in connection with this Agreement or the Merger; or any inaccuracy in or breach or nonfulfillment of any of the representations and warranties, covenants or agreements made by such Holder in Article III of this Agreement, or any facts or circumstances constituting such an inaccuracy, breach, or nonfulfillment (all of which shall be referred to as "Indemnifiable Claims").

        8.3 Indemnification of Holder. LSI hereby agrees to indemnify and hold harmless the Holder against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments, causes of action, assessments, costs, and expenses, including, without limitation, attorneys' fees, any and all expenses incurred in investigating, preparing, and defending against any litigation, commenced or threatened, and any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation which settlement was either (i) approved in writing in advance by LSI, or (ii) if such settlement is not agreed upon by the parties, then in accordance with the decision of the arbitrator pursuant to Section 8.10 (including any award of fees and expenses pursuant to such Section) (collectively, also "Damages"), asserted against, resulting from, imposed upon, or incurred or suffered by any of the Holder directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants, or agreements made by LSI in this Agreement or from any Tax liability of LSI or any of its affiliates arising from the transactions contemplated in this Agreement (all of which shall also be referred to as "Indemnifiable Claims").

        8.4 Indemnification Threshold and Limitations. All Indemnifiable Claims must be asserted prior to or upon the termination of the Cash Escrow Period (as hereinafter defined). Notwithstanding Section 8.2 hereof, the Holder shall have no liability under this Article VIII unless and until the aggregate amount of Damages exceeds $25,000, in which event the Holder shall be liable for the full amount of the Damages.

        8.5 Escrow Fund. Upon compliance with the terms hereof, LSI shall be entitled to obtain (and shall be required first to seek) indemnity from the Cash Escrow Fund (as hereinafter defined) for all Damages covered by the indemnity provided for in Section 8.2. As security for such indemnity, LSI shall retain and deposit $700,000 with Marshall & Ilsley Trust Company (or other institution selected by LSI with the reasonable consent of the Holder), as escrow agent (the "Escrow Agent"), and thereby establish an escrow fund (the "Cash Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement.

        8.6 Escrow Period. The escrow period for the cash deposited in the Cash Escrow Fund shall terminate on the first anniversary of the Effective Time (the "Cash Escrow Period").

        8.7    Procedures with Respect to Third-Party Claims.

               (a) If LSI or any of its affiliates determines to seek indemnification under this Article VIII with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, LSI shall promptly give written notice to the Holder within ten (10) days of receipt of actual notice of such third party claim; the notice shall set forth such material information with respect thereto as is then reasonably available to LSI. In case any such liability is asserted against LSI or its affiliates, and LSI notifies the Holder thereof, the Holder will be entitled, if such Holder so elects by written notice delivered to LSI within thirty (30) days after receiving LSI's notice, to assume the defense thereof with counsel satisfactory to LSI. Notwithstanding the foregoing, (i) LSI or its affiliates shall also have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of LSI unless (A) LSI and Holder shall have mutually agreed to the retention of such counsel, (B) the named parties to any such proceeding (including any impleaded parties) include LSI and Holder and LSI reasonably determines that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them and (C) LSI reasonably determines that there is or may be legal defenses available to LSI different from or in addition to those available to the Holder in each case the fees and expenses of such counsel will be paid out of the Cash Escrow Fund as additional Damages, (ii) LSI shall have no obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing (provided that LSI may not collect any sum from the Cash Escrow Fund without giving written notice to the Holder), and (iii) the rights of LSI or any of its affiliates to be indemnified hereunder in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to promptly give notice pursuant to the foregoing unless, and, if so, only to the extent that Holder is materially prejudiced by the delay in giving such notice. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion. Notwithstanding anything to the contrary herein, it is understood that Holder shall not, in connection with any proceeding or related proceedings, be liable for the reasonable fees and expenses of more than one separate counsel for LSI.

               (b) In the event that the Holder, within thirty (30) days after receipt of the aforesaid notice of an Indemnifiable Claim fails to assume the defense of LSI or any of its affiliates against such Indemnifiable Claim, LSI or any of its affiliates shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of Holder.

               (c) Notwithstanding anything in this Article VIII to the contrary, if there is a reasonable probability that an Indemnifiable Claim may materially adversely affect LSI or any of its affiliates, LSI, or any of its affiliates shall have the right to participate, at their expense, in such defense, compromise, or settlement and Holder shall not, without LSI's written consent (which consent shall not be unreasonably withheld), settle or compromise any Indemnifiable Claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to LSI a release from all liability in respect of such Indemnifiable Claim.

        8.8 Procedure For Indemnification. In the event that LSI asserts the existence of a claim giving rise to Damages, it shall give written notice to the Holder and the Escrow Agent on or before the last day of the Escrow Period (1) stating that LSI has paid, or properly accrued Damages in an aggregate stated amount in respect of which LSI is entitled to indemnity pursuant to this Agreement, and (2) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued, the nature of the misrepresentation, breach of the representation, warranty or covenant to which such item is related. Such written notice shall state that it is being given pursuant to this Section 8.8, specify the nature and amount of the claim asserted and indicate the date on which such assertion shall be deemed accepted and the amount of the claim which shall be deemed a valid claim if not disputed as described below (such date to be established in accordance with the next sentence). If the Holder, within 30 days after the mailing of notice by LSI, shall not give written notice to LSI and the Escrow Agent announcing its intent to contest such assertion of LSI, such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim. The Escrow Agent shall deliver to LSI out of the Cash Escrow Fund, as promptly as practicable following such thirty-day period, cash held in the Cash Escrow Fund having a value equal to such Damages.

        8.9 Objections to Claims. In the event, however, that the Holder contests the assertion of a claim by giving written notice to LSI and the Escrow Agent within said period, then the parties shall act in good faith to reach agreement regarding such claim. If the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within twenty (20) days after notice thereof, such claim will be submitted to and settled by arbitration pursuant to Section 8.10 hereof.

        8.10   Resolution of Conflicts; Arbitration.

               (a) In case the Holder shall object in writing to the indemnity of LSI in respect of any claim or claims made in accordance with this Article VIII, the Holder and LSI shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Holder and LSI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

               (b) If no such agreement can be reached after good faith negotiation, either LSI or the Holder may demand arbitration of the matter unless the amount of the Damages is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator to be selected by the mutual agreement of LSI and the Holder. The decision of the arbitrator so selected as to the validity and amount of any claim made pursuant to this Article VIII shall be binding and conclusive upon the parties to this Agreement.

               (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held under the commercial rules then in effect of the American Arbitration Association. The fees of each arbitrator and the administrative fees of the American Arbitration Association shall be paid out of the Cash Escrow Fund only if LSI wins the judgment, otherwise such fees shall be paid by LSI. The arbitrator shall have discretion to allocate payment of all other expenses, including but not limited to reasonable attorney's fees, between the parties.

        8.11 Order of Distribution of Funds. Funds from the Cash Escrow Fund shall be distributed in the following order of priority until such funds are fully distributed:

               (a) First, from the Cash Escrow Fund by instruction of the arbitrator, in payment of the arbitrator's fees and the administrative fees of the American Arbitration Association if permitted by Section 8.10(c) hereof;

               (b) Second, in payment of (i) all claims for Damages by LSI in uncontested notices; (ii) all claims for Damages by LSI accepted by written agreement of LSI and the Holder; and (iii) all claims for Damages by LSI awarded and as instructed by the arbitrator;

               (c) Third, in payment of all expenses and fees of the Holder;
and

               (d) Fourth, in payment to the Holder.

                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 Termination, Amendment and Waiver. This Agreement may be terminated at any time prior to the Effective Time:

               (a) by mutual agreement of LSI, Mint and the Holder;

               (b) by LSI, Mint or the Holder if (i) the Effective Time shall not have occurred on or prior to August 31, 1997; (ii) there shall be a nonappealable order of a federal or state court in effect preventing consummation of the transactions contemplated by this Agreement, or (iii) there shall be any non-appealable action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal.

        9.2 Effect of Termination. In the event of termination of this Agreement by either LSI, Mint or the Holder pursuant to Section 9.1, this Agreement shall (except for the provisions of Sections 2.1(x), 4.1(d), 5.7, 5.9, 6.2 and 6.5) forthwith become void.

        9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by LSI, Mint and the Holder.

        9.4 Extension; Waiver; Delay or Omission. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of or acquiescence in any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

        9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally, upon delivery, or
(ii) if mailed by registered or certified mail (return receipt requested) postage prepaid, upon the date that is seven (7) days after deposit, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to LSI, to:

               LSI Logic Corporation
               1551 McCarthy Boulevard
               Milpitas, CA  95035
               Telephone No.:  (408) 433-8000
               Attn: Elissa Wellikson

               with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA  94304
               Telephone No.:  (415) 493-9300
               Attn:  Judith M. O'Brien

               (b)    if to the Holder to:

               Mary Albanese
               336 Beacon Street
               Boston, MA 02116
               Telephone No.: (617) 267-5032
               with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA  02110-2624
               Attn: David Walek, Esq.
               Telephone No.: (617) 951-7000

               (c)    if to Mint to:

               Mint Technology, Inc.
               6 Fortune Drive
               Billerica, MA  01821
               Attn: Mary Albanese
               Telephone No.: (508) 663-0225

               with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA  02110-2624
               Attn:  David Walek
               Telephone No.: (617) 951-7000


        9.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        9.7 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

        9.8 No Transfer; Binding Effect. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation of law or otherwise without the consent of each party hereto. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        9.9 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

        9.10 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party, and the exercise of any one remedy will not preclude the exercise of any other; provided that Article VIII sets forth LSI's, Mint's and the Holder's exclusive remedy for damages arising from Indemnifiable Claims.

        9.11 Further. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        9.12 Absence of Third-Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, employee, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        9.13 Mutual Drafting. This Agreement is the joint product of LSI, Mint and the Holder and each provision hereof has been subject to the mutual consultation, negotiation and agreement of LSI, Mint and the Holder and shall not be construed for or against any party hereto.

        9.14 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California (without giving effect to its choice of law principles).

        IN WITNESS WHEREOF, LSI, Merger Sub, Mint and Holder have caused this Agreement to be signed, respectively, by an officer thereunto duly authorized, and Holder has signed this Agreement, all as of the date first written above.


                                      LSI LOGIC CORPORATION
                                      a Delaware corporation


                                      By
                                        ----------------------------------------
                                      Its
                                         ---------------------------------------



                                      LSI MERGER SUBSIDIARY
                                      a Massachusetts corporation


                                      By
                                        ----------------------------------------
                                      Its
                                         ---------------------------------------



                                      MINT TECHNOLOGY, INC.,
                                      a Massachusetts corporation


                                      By
                                        ----------------------------------------
                                      Its
                                         ---------------------------------------



                                      HOLDER



                                      ------------------------------------------
                                      Mary Albanese